As filed with the Securities and Exchange Commission on May 24, 2016

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYBEROPTICS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1472057 (I.R.S. Employer Identification No.)

5900 Golden Hills Drive

Minneapolis, Minnesota 55416

(Address of principal executive offices) (Zip code)

CyberOptics Corporation 1998 Stock Incentive Plan, As Amended

CyberOptics Corporation Non-Employee Director Stock Plan

(Full title of the plans)

Jeffrey A. Bertelsen

Chief Financial Officer and Chief Operating Officer
CyberOptics Corporation

 5900 Golden Hills Drive

Minneapolis, Minnesota 55416

(Name and address of agent for service)

(763) 542-5000

(Telephone number, including area code, of agent for service)

With copy to:

Jay L. Swanson

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 340-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated file ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (no par value)	450,000 shares(1)	$17.24(2)	$7,758,000(2)	$781.23

(1)	Includes (a) 350,000 shares of Common Stock that may be issued pursuant to the CyberOptics Corporation 1998 Stock Incentive Plan, as Amended, and (b) 100,000 shares of Common Stock that may be issued pursuant to the CyberOptics Corporation Non-Employee Director Stock Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated solely for the purpose of this offering in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Global Stock Market on May 23, 2016.

PART I.

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The document containing information specified by Part I of this registration statement will be sent or given to participants in the CyberOptics Corporation 1998 Stock Incentive Plan, as Amended, and the CyberOptics Corporation Non-Employee Director Stock Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document is not being filed with the SEC but constitutes (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by CyberOptics Corporation (the “Company”) with the SEC, are incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(c)	the Company’s Current Report on Form 8-K dated May 20, 2016; and

(d)	the description of the Company’s Common Stock contained in any registration statement or report filed by the Company under the Securities Act or in any report filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with the Company against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively, “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the Company, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company.

Article 9 of the Company’s Articles of Incorporation, as amended, provides that none of the Company’s directors shall be personally liable to the Company or our shareholders for monetary damages for breach of fiduciary duty as a director. Article 9 does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Restated Bylaws require the Company to indemnify such persons, for such liabilities and expenses, in such manner, under such circumstances, and to such extent as is permitted by Section 302A.521 of the MBCA, as now enacted or hereafter amended.

The Company also maintains an insurance policy or policies to assist in funding its indemnification obligations to its directors and officers for certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation, as Amended, of CyberOptics Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.2	Bylaws of CyberOptics Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 8, 2008).

10.1	CyberOptics Corporation 1998 Stock Incentive Plan, as Amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 20, 2016)

10.2	CyberOptics Corporation Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated May 20, 2016)

5.1	Opinion of Dorsey & Whitney LLP.*

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

24.1	Power of Attorney.*

* Filed herewith.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 24, 2016.

CYBEROPTICS CORPORATION

By:	/s/ Subodh Kulkarni
Subodh Kulkarni
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 24, 2016.

Signature and Title

/s/Subodh Kulkarni
Subodh Kulkarni
President, Chief Executive Officer and Director
(principal executive officer)

/s/ Jeffrey A. Bertelsen
Jeffrey A. Bertelsen
Chief Financial Officer and Chief Operating Officer
(principal financial officer and principal accounting officer)

*
Alex B Cimochowski, Director

*
Craig D. Gates, Director

Irene M. Qualters, Director

*
Michael M. Selzer, Jr., Director

*	Jeffrey A. Bertelsen, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: May 24, 2016	By:	/s/ Jeffrey A. Bertelsen
Jeffrey A. Bertelsen Attorney-In-Fact

EXHIBIT INDEX

4.1	Articles of Incorporation, as Amended, of CyberOptics Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.2	Bylaws of CyberOptics Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 8, 2008).

10.1	CyberOptics Corporation 1998 Stock Incentive Plan, as Amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 20, 2016)

10.2	CyberOptics Corporation Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated May 20, 2016)

5.1	Opinion of Dorsey & Whitney LLP.*

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

24.1	Power of Attorney.*

* Filed herewith.